Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 033-42943 on Form N–1A of our report dated March 15, 2022, relating to the financial statements and financial highlights of Fidelity New York Municipal Money Market Fund (formerly known as Fidelity New York AMT Tax-Free Money Market Fund), a fund of Fidelity New York Municipal Trust II, appearing in the Annual Report on Form N–CSR of Fidelity New York Municipal Trust II for the year ended January 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 14, 2022